David J. Lavan, Esq.
(202) 372-9122

March 2, 2016

Kevin Cavenaugh

The Fair-Haired Dumbbell LLC

3534 45th Avenue #J

Portland, OR 97213

Mr. Cavenaugh:

At your request we have examined the Offering Statement (“Offering Statement”) on Form 1-A, as amended (File No. 024-10436), of The Fair-Haired Dumbbell LLC, an Oregon limited liability company (the “Company”) in connection with (i) the qualification under the Securities Act of 1933, as amended, (ii) the registration under the District of Columbia Securities Act of 2000, as amended, (iii) the registration under the California Corporate Securities Law of 1968, as amended, (iv) the registration under the Massachusetts Uniform Securities Act, as amended, (v) the registration under the Oregon Securities Law, as amended, (vi) the registration under the Virginia Securities Act, as amended, (vii) the registration under the Securities Act of Washington, as amended, of the offer and sale of up to 1,500 Class C Membership Units of the Company (the “Securities”) by the Company.

In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies of those corporate and other records and documents we deemed appropriate. In addition, we have examined such authorities of law and other documents and matters as we have deemed necessary or appropriate for purposes of this opinion. We have also relied upon such oral or written statements and representations of officers and other representatives of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for this opinion.

In our examinations of the aforesaid documents and in rendering the opinion set forth below, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the legal capacity of all individuals who have executed and delivered any of the aforesaid documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents; and (b) that the final, executed copy of each document submitted to us in draft form will not differ in any material respect from the draft form of such document submitted to us.

We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that (i) the Securities have been duly authorized by all necessary corporate action of the Company, and (ii) upon payment for and delivery of the Securities in accordance with the Offering Statement, the Securities will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar of the District of Columbia. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Oregon and the reported judicial decisions interpreting those laws, and of the United States of America. This opinion is based upon the laws and legal

The Fair-Haired Dumbbell LLC

March 2, 2016

interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Offering Statement.

Very truly yours,

/s/ David J. Lavan

DINSMORE & SHOHL LLP

David J. Lavan, Partner